Exhibit 99.1

COMPENSATION COMMITTEE CHARTER
OPBIZ, L.L.C.

Purposes

The Compensation Committee of the Board establishes and administers the Company’s policies, programs and procedures for compensating its senior management.  Among other things, the Committee has direct responsibility to:

(a)                                  determine, or recommend to the Board for determination, the compensation of the Company’s President and Chief Executive Officer; and

(b)                                 determine, or recommend to the Board for determination, the compensation of the other executive officers of the Company.

Composition

Size.  The size of the Committee shall be determined by the Board, but it must always have at least three members.

Qualifications.  Desirable qualifications for Committee members include experience in business management, executive compensation, employee benefits, and human resources.

Appointment and Removal.  The Board selects Committee members.  The Committee will select a Committee Chair from among its members.  Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

Duties and Responsibilities

The duties and responsibilities of the Committee shall include the following:

1.                                       Establish Executive Compensation Policies and Programs.  The Committee will develop and implement the Company’s compensation policies and programs for executive officers and Board members.

2.                                       Review and Approve Executive Officer Compensation.  The Committee will review and approve, at least annually, corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer and the other executive officers of the Company.  The Committee will, either as a Committee or together with other independent directors (as directed by the Board), evaluate the performance of the executive officers in the light of those corporate goals and objectives and set compensation levels for these executive officers based on those evaluations and any other factors as it deems appropriate.

3.                                       Recommend Incentive Compensation Plans.  The Committee will make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer of the Company participates.

4.                                       Recommend Equity-Based Plans.  The Committee will also make recommendations to the Board with respect to the approval, adoption and amendment of all other equity-based plans.

5.                                       Administer Compensation Plans.  The Committee will administer the equity-based incentive compensation plans in which the Company’s officers and employees participate and other plans in which the Company’s officers and employees participate that contemplate administration by the Committee.  The Committee, or a subcommittee, shall approve all grants of options and other equity-based awards, subject to the terms and conditions of applicable plans.

6.                                       Oversee Regulatory Compliance.  The Committee will, in consultation with appropriate officers of the Company, oversee regulatory compliance with respect to compensation matters, including overseeing any compensation programs intended to preserve tax deductibility, and, as may be required, establishing performance goals and determining whether performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

7.                                       Review Employment Agreements and Severance Arrangements.  The Committee will review and approve any proposed employment agreement with, and any proposed severance or retention plans or agreements applicable to, any executive officer of the Company.  The Committee shall review and approve any severance or other termination payments proposed to be made to any executive officer of the Company.

8.                                       Board Reports.  The Committee will report its activities to the Board at least annually in such manner and at such times as the Committee or the Board deem appropriate.

9.                                       Other Delegated Duties or Responsibilities.  The Committee will perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

Meetings

The Committee will meet as frequently as necessary to carry out its responsibilities under this Charter.  The Committee Chair will, in consultation with the other members of the Committee and appropriate officers of the Company, establish the agenda for each Committee meeting.  Any Committee member may submit items to be included on the agenda.  Committee members may also raise subjects that are not on the agenda at any meeting.  The Committee Chair or a majority of the Committee members may call a meeting of the Committee at any time.  A majority of the number of Committee members selected by the Board will constitute a quorum for conducting business at a meeting of the Committee.  The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance will be the act of the Committee, unless a greater number is required by law or the Company’s Operating Agreement or unless the matter requires approval by the members or managers of EquityCo, L.L.C. under its Second Amended and Restated Operating Agreement.  The Committee Chair will supervise the conduct of the meetings and will have other responsibilities as the Committee may specify from time to time.

The Committee may request any officer or other employee of the Company, or any representative of the Company’s legal counsel or other advisors, to attend a meeting or to meet with any members or representatives of the Committee.  Any individual whose performance or compensation is to be discussed at a Committee meeting should not attend such meeting unless specifically invited by the Committee.  Notwithstanding the foregoing, the President and Chief Executive Officer may not be present while the Committee is voting on or discussing the President and Chief Executive Officer’s compensation.  Any Committee member may be excused from a meeting to permit the remaining members of the Committee to act on any matter in which such member’s participation is not appropriate, and such member’s absence shall not destroy the quorum for the meeting.

Delegation

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.  In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (a) ”non-employee directors” within the meaning under Rule 16b-3 of the Securities Exchange Act of 1934, and (b) ”outside directors” for the purposes of Section 162(m) of the Internal Revenue Code.

Resources and Authority

The Committee shall have appropriate resources and authority to discharge its responsibilities, including, without limitation, appropriate funding, in such amounts as the Committee deems necessary, to compensate any consultants or any other advisors retained by the Committee.  The Committee will have the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants.  The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Compensation Committee Report

The Committee, with the assistance of management and any outside advisors the Committee deems appropriate, shall prepare a report for inclusion in any proxy statement required to be filed by BH/RE, L.L.C..

Annual Review

At least annually, the Committee will (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board.  The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year.  The Committee will conduct its review and evaluation in such manner as it deems appropriate.